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                                  EXHIBIT 99.1

News Release

CAMPBEL SOUP COMPANY

             CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2000 RESULTS

                   NEW SOUP MARKETING INITIATIVES ARE LAUNCHED

CAMDEN, NJ, September 7, 2000--Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share of $.14 for the fourth quarter ended July 30, 2000, versus $.28 in the same period last year. Net earnings were $59 million compared to $121 million in the comparable quarter a year ago. These comparisons and all comparisons below exclude the effects of restructuring and non-recurring items reported in the fourth quarter of 1999. Net sales in the quarter declined 8 percent to $1.2 billion, down 5 percent before the impact of currency and divestitures.

For Fiscal 2000, net earnings were $714 million, or $1.65 diluted earnings per share. This compares to $766 million, or $1.72 diluted earnings per share for the prior year. Fiscal 2000 sales were $6.3 billion, down 2 percent from the previous year, flat with prior year before the impact of currency and divestitures. The company said the earnings performance was largely driven by a
4.5 percent decline in consumption of its U.S. soups. For the year, the company reported record free cash flow of $965 million, led by significant reductions in working capital. Gross margins improved to 53.6 percent from 52.7 percent a year earlier. The company also repurchased $394 million of its common stock and reduced its net debt level by $247 million.

"The results from Fiscal 2000 do not reflect the true potential of brand power and people power at Campbell Soup Company," said David W. Johnson, President and Chief Executive Officer. "Our under-performance was centered in the United States, especially in our U.S. soup, sauce and beverage businesses. In many other parts of our portfolio, we delivered excellent performances, including Australia, Belgium, France, Germany, Mexico, Away From Home and Godiva Worldwide. All reported increased sales by leveraging brand power to win where it counts--with the consumer.

"Our highest priority in Fiscal 2001 is our market-leading U.S. soup business. While we hold more than 70 percent of the wet soup market, volume growth depends on our marketing initiatives. These initiatives are currently exploding and we are confident they will meaningfully drive consumer takeaway and market share. They include:

o Innovation and relaunch of Campbell's top selling condensed soups--Chicken Noodle, Tomato and Cream of Mushroom. We are bringing important points of difference to the consumer, including 20 percent more chicken in Chicken Noodle and a new "Eat Smart" campaign featuring 30 "Campbell's" varieties with fewer than 100 calories and three grams or less of fat per serving. New advertising began earlier this week.

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o Easy-open tops for all Campbell's ready to serve soups. These tops are winning consumer applause for their convenience and for expanding usage occasions. They appear on Campbell's "Chunky", "Healthy Request" and "Select" soups. New consumer media started with Monday Night Football on Labor Day.

o The launch of seven top-selling "Campbell's" condensed soups in a new ready to serve format. Retail trade acceptance of this new line has exceeded expectations and the line is gaining distribution in record time.

o The new advertising campaign that brought back Campbell's world-famous "Mm! Mm! Good!" jingle has excited consumers and will be backed by significantly increased spending. The new advertising campaign for "Chunky" soups featuring NFL stars Kurt Warner of the Super Bowl Champion St. Louis Rams and Terrell Davis of the Denver Broncos kicked off the advertising for easy open lids on Campbell's ready to serve soups.

o Finally, at the retail level, we have undertaken our most extensive effort ever to better position Campbell brands in more than 25,000 locations, including adding 50 people to our sales force to directly cover an additional 3,500 retail outlets.

"These initiatives are critically important to consumption and share growth in our U.S. soup business. They require a significant increase in marketing investment, primarily in the first half of Fiscal 2001. As a result, for the year we expect earnings per share will be essentially flat compared with last year. We anticipate earnings per share for the first quarter will be $.06 to $.08 below current published estimates.

A summary of Fiscal 2000 results follows:

Soup and Sauces

Sales for the year declined 3 percent to $4.3 billion, down 2 percent before the impact of currency. Operating earnings declined 3 percent to $1.1 billion.

A 3 percent decline in U.S. soup shipments contributed to a worldwide wet soup shipments decline of 2 percent for the year. Outside the U.S., wet soup volume decreased 1 percent. Volume gains in France, Germany and Australia were offset by declines in Canada and the U.K.

Beyond soup, the Company reported lower sales for its U.S. sauce businesses, including, "Franco-American" and "Pace." Prego" pasta sauces reported share gains in a highly competitive category. "Homepride" sauces in the U.K. reported strong sales behind the success of its new "Pasta Bakes." Beverage sales were lower due primarily to weak consumption in "V8 Splash" versus record sales a year earlier.


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Biscuits and Confectionery

Sales for the year increased 2 percent to $1.5 billion, up 3 percent before the impact of currency. Operating earnings declined 1 percent to $213 million.

Pepperidge Farm's cracker and frozen products delivered sales gains while sales of bakery products declined. Pepperidge Farm reported lower earnings for the year due mainly to marketing investments in its core "Goldfish" brand to support new initiatives and new product activity, including Giant Goldfish and Goldfish Grahams.

Godiva Chocolatier delivered another outstanding performance with its seventh consecutive year of double-digit sales and earnings growth. The results were led by new store openings in North America, Europe and Asia, strong gains in stores open for at least one year, and new product innovation such as "Godiva" ice cream.

Arnotts in Australia and Indonesia reported strong sales and earnings gains for the year behind core cracker products.

Away From Home

Away From Home reported 5 percent sales growth to $533 million, led by its core soup business and new sales with quick service restaurants. Operating earnings were down 12 percent to $53 million, reflecting costs associated with the start up of a new plant for Stockpot refrigerated soups and the division's continued investment in new initiatives. Those initiatives include the "Campbell's" branded soup kettle program, which is expanding in high volume venues such as colleges and hospitals.

Forward Looking Statements

This release contains "forward looking statements" which reflect the Company's current expectations about its future performance. These forward looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward looking statement made by the Company. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

Campbell Soup Company is the world's largest maker and marketer of soup. The Company's soups are sold under the global "Campbell's" brand, as well as "Erasco" in Germany and "Liebig" in France. Among its other strong food brands are "Pepperidge Farm" cookies and crackers, "V8" and "V8 Splash" juices, "Pace" Mexican sauces, "Prego" pasta sauces, "Swanson" broths, "Homepride" sauces in the United Kingdom, "Arnott's" biscuits in Australia, and "Godiva" chocolates around the world. For more information on the Company, visit Campbell's web site on the Internet at www.campbellsoup.com.

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